Exhibit 10.1

254 West 31st Street, 11th FL

New York, NY 10001

p. 212.750.9595

f. 212.750.8607

xwell.com

June 26, 2023

[***]

Dear Suzanne,

On behalf of the entire leadership team, we are very pleased to present you with our offer for the position of Chief Financial Officer, XWELL, Inc. (the “Company”). Please review the terms of our offer below:

Position:	Chief Financial Officer (“CFO”)

Reporting to:	Chief Executive Officer

Start date:	Ideally, we would like you to start your new role as quickly as practical and will work with you to ensure an effective transition. Once you have had an opportunity to review the offer, please get back to me with your available start date.

Base Salary:	$300,000 per year payable bi-weekly at $11,538.46 (less applicable taxes and deductions for employee paid benefits) (“Base Salary”).

Benefits:	As a full-time employee, you will be eligible to participate in the Company’s health, welfare, and retirement plans. Participation in these plans is voluntary and your effective date for health benefits enrollment will be the first of the month following hire date.

Time Off:	Technology has created a variety of tools to allow our teams to provide support in ways that empower corporate individuals to exceed performance expectations while effectively balancing their work and life. To that end, we happily provide unlimited time off to our support center teams.

Total Pay Review:	As a member of the executive leadership team, your total pay (base salary, bonus, and equity) will be reviewed annually (usually during the 4th quarter of the fiscal year) by the Compensation Committee of the Board of Directors. This review will determine any increase or modification to the structure of your total compensation based on your performance and executive compensation survey data gathered periodically by the Compensation Committee. The next formal review of your total pay will be Q4 2023 (with an effective date in Q1 2024).

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Initial Equity Award:	Subject to Board or Compensation Committee approval, you will receive the following initial equity awards:

• 75,000 Non-Qualified Stock Options to purchase shares of the Company’s common stock (the “Option”) at an exercise price per share equal to the closing price of the Common Stock on The Nasdaq Capital Market on the date granted by the Compensation Committee (“Grant Date”). Such Options shall vest in four quarterly installments of 25.0%, such that the 25.0% of such Options will vest on the first, second, third and fourth quarters after the Grant Date, subject to Ms. Scrabis’ continuous service with the Company through such dates, and with the Options having a term ending on the date that is ten years after the Grant Date.

• 100,000 Restricted Stock Units (“RSUs”) to vest in four quarterly installments of 25.0%, such that the 25.0% of such RSUs will vest on the first, second, third and fourth quarters after the Grant Date, subject to Ms. Scrabis’ continuous service with the Company through such dates.

These initial equity grants will be made as of your start date so long as such start date is within the Company's open trading window and the Company is not otherwise restricted from granting the shares. In the event the Company is unable to make the initial equity grants as of your start date, these initial equity grants will be made as of the first day the Company is able to make such grants. All equity grants contemplated herein will be made in accordance with the Company's 2020 Equity Incentive Plan, and subject to standard vesting and other conditions for similar equity awards thereunder. All vesting events are contingent upon your continued employment with the Company through such dates. The terms will be outlined in greater detail in your definitive binding grant agreements and will be distributed, subject to the conditions set forth herein, within the first 45 days of your employment following the creation of your equity account.

Short-term Incentive:	As a member of the senior leadership team, you will participate in or annual short-term incentive plan with a target incentive payout of 50% of your annual base salary, subject your continuous service as an employee with the Company through the date of such award. The structure of the incentive plan is based on achievement of strategic goals and value creation goals. Details of the plan will be shared with you.

The short-term target incentive payout will not be prorated for 2023 based on hire date. Additionally, the Company has agreed to guarantee at least 50% of the 2023 target incentive payout (“2023 TIP”) under the plan. A minimum of 50% of the 2023 TIP is guaranteed whether the plan is funded or not. Any payout is subject to Ms. Scrabis’ continuous service with the Company through the date such 2023 TIP is paid.

Long-term Incentive:	As a key member of our team, you are eligible to participate in our Long-term Incentive Plan providing you an opportunity to benefit from the future success of the company through stock acquisition.

Generally, the Company’s LTIP provides executives with stock option awards as appropriate. Options would be issued to purchase shares of common stock at current market price with a 4-year vesting period and a 10-year term. In your position, you are eligible for up to 1.75 times your base wage rate in stock options (pro-rated for 2023 based on hire date), subject to (i) Board or Compensation Committee approval and (ii) your continuous service as an employee with the Company through the date of such approvals and all applicable vesting dates of such awards. Executive equity is reviewed annually during the Annual Compensation review as well as periodically when used as recognition for delivering key performance goals for the Company.

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Severance	6 months, subject to the terms set forth in Exhibit A attached hereto.

References:	This offer of employment is contingent on the successful results of a reference check and background check (to be administered upon conditional acceptance of this offer). Your conditional acceptance of this offer represents your agreement to complete a background check including credit, verification of employment, federal, state, and local law enforcement background review.

Remote Work:	We are committed to supporting a geographically dispersed workforce and will maintain that arrangement indefinitely or until such time as we agree (as an executive team) that such an arrangement no longer supports our long-term objectives. To help support your remote working arrangement, you will be issued electronic equipment including laptop and other peripheral devices to ensure you are able to maintain a successful remote work structure. Additionally, you will be expected from time to time to travel “in market” for team meetings where face-to-face connection is essential to advancing the business’ agenda and continued cultural evolution in the organization.

Onboarding:	As a new team member, we will prepare a comprehensive immersion plan to effectively onboard and enculturate you to our Company. This immersion plan will include time spent in our XpresCheck, Treat, and XpresSpa locations, interaction with our field-based teams and one-on-one with your new team as well as key members of the Company. Once we agree on an appropriate start date, I will be back in touch with you to schedule your first weeks of immersion.

General Information:	XWELL, Inc. is an “at will” employer which means your employment is voluntary and either you or the Company may choose to terminate your employment at any time. Once you begin working for the Company, you agree to abide by the Company’s policies and procedures and are subject to the Company’s performance expectations.

We are very excited to have you join our team and we look forward to the many contributions you will make to our success. We are looking forward to seeing you soon. Please sign and return this letter by email to [***] within five (5) days of the date on this letter.

Sincerely,

/s/ Scott Milford
Scott Milford
Chief Executive Officer

Acceptance:

/s/ Suzanne Scrabis	Jun 26, 2023
Suzanne Scrabis (signature)	Date

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Exhibit A

Severance

The Company hereby agrees to employ CFO and CFO hereby accepts employment with the Company (such period is the “Employment Period”) under the condition below.

1.	Termination of Employment.

(a)            By the Company for Cause.

(i)            At any time during the Employment Period, the Company may terminate CFO’s employment hereunder for Cause. Upon termination of CFO for Cause, the Company shall have no further obligations or liability to CFO or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay CFO any accrued obligations. “Cause” shall mean: (a) the willful and continued failure of CFO to perform his duties and responsibilities for the Company (other than any such failure resulting from CFO’s death or disability) or lawful directives of the Board related to CFO’s duties, after a written demand by the Board for performance is delivered to CFO by the Company, which identifies with reasonable specificity the manner in which the Board believes that CFO has not performed his duties and responsibilities, which willful and continued failure is not cured by CFO within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony; (c) faithless conduct or the breach of fiduciary duty; (d) gross negligence or willful misconduct in the performance of CFO’s material duties; (e) an intentional or grossly negligent breach of the Non-Disclosure and Non-Solicitation Agreement signed prior to employment, which results or could reasonably be expected to result in material harm to the Company or (f) a material violation of Company’s policies, which policies and procedures have previously been disclosed to CFO in writing; or (g) a good faith finding by the Board that CFO has engaged in (A) (1) fraud, (2) dishonesty or faithless conduct, or (3) gross negligence, in each case related to the Company, or (B) criminal misconduct which (1) constitutes a felony or a crime of moral turpitude or (2) results or could reasonably be expected to result in harm to the Company. It is expressly acknowledged and agreed that the decision as to whether “Cause” exists for termination of CFO by the Company is delegated to the Board for determination. However, the termination of CFO’s employment shall not be deemed to be for “Cause” unless and until (A) there shall have been delivered to CFO a written notice specifying with reasonable detail the basis for the proposed termination for “Cause,” and (B) if has so requested by CFO in writing within seven (7) days of such notice, CFO shall have been provided a reasonable opportunity to address a physical or telephonic meeting of the Board with a quorum of at least two thirds (2/3) of the Board’s members, and a majority of the Board at such meeting shall have determined that the matter forming the basis for “Cause” is not curable or, if curable, was not cured within the applicable cure period.

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

(b)            By CFO for Good Reason.

(i)            At any time during the Employment Period, CFO may terminate his or her employment with the Company for Good Reason. “Good Reason” shall mean the occurrence of any of the following events: (a) without CFO’s prior written consent, a material diminution of the duties, authorities or responsibilities of CFO (including as a member of the Board); (b) a material reduction in CFO’s Base Salary; or (c) the failure by the Company to pay all or any material portion of the Base Salary, any material bonus payable, or any material benefits payable to CFO. CFO shall not be entitled his or her employment for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice must be provided within sixty (60) days following the initial occurrence (or following CFO’s actual knowledge) of the grounds purporting to constitute Good Reason, and which specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have cured the circumstances constituting Good Reason within thirty (30) days of its receipt from CFO of such written notice. The Company shall retain the discretion to terminate the Employment Period at any time during the Good Reason notice period provided for in this Section. In the event that CFO terminates his employment with the Company for Good Reason, the Company shall pay or provide to CFO (or, following his death, to CFO’s heirs, administrators or executors):

(A)            The accrued obligations through the date the Employment Period is terminated; and

(B)            An amount of Base Salary (at the rate of Base Salary in effect immediately prior to CFO’s termination hereunder) equal to 50% of CFO’s Base Salary (the “Separation Payment”) as of the date CFO ends his or her employment with the Company for Good Reason. The Company shall pay to CFO the Separation Payment in substantially equal installments pursuant to the Company’s regular payroll practices over a period of six (6) months, commencing on the Company’s next regular payroll date following the date the Release (referenced below) becomes irrevocable and enforceable. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

(c)            By CFO without Good Reason. At any time during the Employment Period, CFO shall be entitled to terminate this Agreement and CFO’s employment with the Company without Good Reason by providing prior written notice to the Company of at least sixty (60) calendar days. Upon termination by CFO of this Agreement and CFO’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to CFO or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay CFO the accrued obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)            By the Company without Cause. At any time during the Employment Period, the Company shall be entitled to terminate CFO’s employment with the Company without Cause upon written notice to CFO which shall set forth a date of termination. Upon termination by the Company of CFO’s employment with the Company without Cause, the Company shall pay or provide to CFO (or, following his death, to CFO’s heirs, administrators or executors) the Separation Payment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(e)            Release of Claims. It is agreed that an express condition of the payment or provision by the Company of any Separation Payment shall be subject to the Company’s concurrent receipt of a general release of all claims, which release must be effective, unrevoked and irrevocable prior to the ninetieth (90th) day following the termination of CFO’s employment (the “Release”).

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.